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                                                                                       EXHIBIT 12

                        NEW YORK STATE ELECTRIC & GAS CORPORATION AND SUBSIDIARIES
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                    Calendar Year
                                                1993      1992      1991      1990      1989
                                                         (Thousands of Dollars)


Net Income (Loss) . . . . . . . .            $166,028  $183,968  $168,642  $158,013  $157,779
Add:
 Federal income tax - current . .              36,024    38,066    29,513    33,072    24,988
 Federal income tax - deferred. .              49,726    51,210    53,104    50,925    36,030
                                             --------  --------  --------  --------  --------
  Pre-tax income (loss) . . . . .             251,778   273,244   251,259   242,010   218,797
Fixed charges . . . . . . . . . .             153,696   160,253   169,579   178,335   185,505
                                             --------  --------  --------  --------  --------
Earnings, as defined. . . . . . .            $405,474  $433,497  $420,838  $420,345  $404,302
                                             ========  ========  ========  ========  ========
Fixed Charges:
 Interest on long-term debt . . .            $134,331  $145,822  $151,649  $158,209  $164,573
 Other interest . . . . . . . . .               3,878     3,634     6,481     9,626    10,257
 Amortization of premium and
   expense on debt. . . . . . . .               7,242     5,933     5,396     5,555     5,238
 Interest portion of rental
   charges. . . . . . . . . . . .               8,245     4,864     6,053     4,945     5,437
                                             --------  --------  --------  --------  --------
Total fixed charges, as defined .            $153,696  $160,253  $169,579  $178,335  $185,505
                                             ========  ========  ========  ========  ========

Ratio of Earnings to
  Fixed Charges . . . . . . . . .                2.64      2.71      2.48      2.36      2.18
                                             ========  ========  ========  ========  ========
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